                                                                      Exhibit 11

                    [LETTERHEAD OF WILLKIE FARR & GALLAGHER]

                                                                 August 11, 2000

Medallion Financial Corp.
437 Madison Avenue
New York, New York 10022

Ladies and Gentlemen:

   We have acted as counsel to Medallion Financial Corp., a corporation organized under the laws of the State of Delaware (the "Company"), in connection with the preparation of a registration statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to 564,205 shares (the "Shares") of common stock, par value $0.01 per share, of the Company (the "Common Stock") in connection with the proposed merger of FS Merger Corp., a wholly owned subsidiary of the Company, with and into Freshstart Venture Capital Corp. ("Freshstart"), a corporation organized under the laws of the State of New York.

   We have examined copies of the certificate of incorporation and by-laws of the Company, and the amendments thereto, the Registration Statement, all resolutions adopted by the Company's Board of Directors and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined and relied upon such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

   Based upon and subject to the foregoing, we are of the opinion that the Shares, when duly issued in exchange for the shares of common stock, par value $0.01, of Freshsart in the manner and on the terms described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable under the General Corporation Law of the State of Delaware as in effect on this date.

   This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those provisions and the federal laws of the United States typically applicable to transactions described in the Registration Statement, and we do not express any opinion with respect to the laws of any other country, state or jurisdiction.

   This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

   This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

   We consent to the filing of this opinion as an exhibit to the Registration Statement or any amendment thereto and to the reference to us in the Proxy Statement/Prospectus included as part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

                                          Very truly yours,

                                          /s/ Willkie Farr & Gallagher

                                       2